Exhibit 99.1

Unitil Corporation

2012

10b5-1 Plan Agreement

This Agreement, dated March 22, 2012 (this “Instruction”), between Unitil Corporation (the “Issuer”) and Wells Fargo Advisors, LLC (the “Broker”).

WHEREAS, Issuer desires to repurchase shares of its common stock, no par value (the “Stock”), pursuant to its Stock repurchase program; and

WHEREAS, Issuer desires to appoint Broker to repurchase shares of Stock on its behalf for the purpose of satisfying the Issuer’s obligations to deliver shares of Stock required in connection with Employee Length of Service Awards (“LOS Awards”) and Directors’ retainer stock, in accordance with this Instruction.

NOW, THEREFORE, the Issuer and the Broker hereby agree as follows:

1.	Broker shall repurchase shares of Stock on each day on which the New York Stock Exchange (the “Exchange”) is open for trading and the Stock trades regular way on the Exchange, and in accordance with the following schedule at the then prevailing market prices; provided, however, that the total number of shares to be purchased on any day shall not exceed the then applicable volume limitation of Rule 10b-18 under the Securities Exchange Act of 1934 (the “Exchange Act”). “Stock Price” means the last sales price, regular way and without giving effect to any after-hours trading, on the Exchange on the trading day immediately prior to the date of the repurchase. In the event that Broker is not able to complete the repurchase of the amount indicated for a specified period in one Exchange trading day, the balance of such order shall be completed on the next succeeding Exchange trading day until the amount specified for the period has been repurchased.

Schedule:

A.	LOS Awards: Stock shall be purchased quarterly pursuant to the parameters noted below. All quarterly dollar amounts defined below exclude any applicable Broker commission charges.

i.	Period 1: Commencing June 1, 2012, or the first available Exchange trading day thereafter, Stock shall be purchased with a total valuation not to exceed $6,300;

ii.	Period 2: Commencing September 1, 2012, or the first available Exchange trading day thereafter, Stock shall be purchased with a total valuation not to exceed $6,000;

iii.	Period 3: Commencing December 1, 2012, or the first available Exchange trading day thereafter, Stock shall be purchased with a total valuation not to exceed $5,300; and

iv.	Period 4: Commencing March 1, 2013, or the first available Exchange trading day thereafter, Stock shall be purchased with a total valuation not to exceed $3,200.

B.	Directors’ Retainer Stock: Commencing October 1, 2012, or the first available Exchange trading day thereafter, Stock shall be purchased with a total valuation not to exceed $180,000, excluding any applicable Broker commission charges.

2.	This Instruction shall become effective on March 22, 2012 and shall terminate on the earlier of the date upon which $200,800 in value (excluding applicable Broker commission charges) of shares of Stock have been purchased or March 22, 2013. Notwithstanding the foregoing, Issuer may suspend or terminate this Instruction at any time so long as such decision is made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act or any other U.S. securities laws by providing written notice to Broker. Broker may terminate this Instruction upon three (3) days prior written notice to Issuer. Such written notice may be made by facsimile. Notwithstanding the termination of this Instruction, Issuer shall be solely responsible for any purchases properly made by Broker on Issuer’s behalf prior to Broker’s receipt of any notice of termination.

3.	Broker agrees to comply with Rule 10b-18 under the Exchange Act in effecting any purchase of Stock pursuant to this Instruction. Issuer agrees not to take any action which would cause any such purchase not to comply with Rule 10b-18.

4.	Issuer represents and warrants that the purchase of Stock pursuant to this Instruction has been duly authorized by the Issuer, is consistent with the Issuer’s publicly announced Stock repurchase program and is not prohibited or restricted by any legal, regulatory or contractual restriction or undertaking binding on the Issuer. Issuer shall immediately notify the Broker if it becomes subject to a legal, regulatory or contractual restriction or undertaking that would prevent the Broker from making purchases pursuant to this Instruction, and, in such a case, Issuer and Broker shall cooperate to amend or otherwise revise this Instruction to take account of such legal, regulatory or contractual restriction or undertaking (provided that neither party shall be required to take any action that would be inconsistent with the requirements of Rule 10b5-1(c)).

5.	Issuer understands that Broker may not be able to effect a purchase due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker. If any purchase cannot be executed as required by paragraph 1, due to a market disruption, a legal, regulatory or contractual restriction applicable to the Broker, Broker agrees to effect such purchase as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event.

6.

Issuer shall indemnify Broker and its affiliates, directors, officers, agents, employees and assigns against any and all liabilities and expenses (including attorney’s fees and disbursements), or actions in respect of any and all liabilities or expenses, arising in connection with the transactions contemplated by for the services furnished pursuant to this Instruction, including, but not limited to, liabilities and expenses arising by reason of any violation or alleged violation of any state or federal securities laws except to the extent that such liabilities or expenses arise in connection with the bad faith or gross negligence of Broker in effecting the transactions contemplated by this Instruction. The Issuer shall also promptly reimburse Broker and its affiliates, directors, officers, agents, employees and assigns for all reasonable expenditures (including reasonable attorney’s fees and disbursements) made to investigate, prepare or defend any action or claim in respect of any such liability or expense, regardless of whether any litigation is pending or threatened against Broker or its affiliates, directors, officers, agents, employees and assigns. Broker shall provide Issuer proper and timely notice with regard to the commencement of any such action. The provisions of this paragraph shall survive the termination of this Instruction.

7.	It is the intent of the parties that this Instruction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Instruction shall be interpreted to comply with the requirements of Rule 10b5-1(c).

8.	This Instruction shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

IN WITNESS WHEREOF, the undersigned have signed this Instruction as of the date first written above.

/s/ Mark H. Collin
Unitil Corporation
By:	Mark H. Collin
Senior Vice President, Chief Financial Officer & Treasurer

/s/ Anthony Ambrosino
Wells Fargo Advisors, LLC
By:	Anthony Ambrosino
Senior Vice President, Equity Services

3